Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SIGNAL GROUP, INC.,

QUIXOTE CORPORATION

and

QUIXOTE TRANSPORTATION SAFETY, INC.

relating to the purchase and sale

of all of the issued and outstanding capital stock of

QUIXOTE TRAFFIC CORPORATION,

U.S. TRAFFIC CORPORATION

and

PEEK TRAFFIC CORPORATION

Dated as of July 25, 2008

i

Page

9.13	Interpretation	63

SCHEDULES:

Schedule 5.2(a)(i)

Schedule 6.8(a)

Schedule 6.8(b)

Schedule 8.1(b)(iii)(A)

Schedule 8.4(c)(i)

Schedule 8.4(c)(ii)

Sellers Disclosure Schedule

Buyer Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 25, 2008, by and among SIGNAL GROUP, INC., a Delaware corporation (“Buyer”), QUIXOTE CORPORATION, a Delaware corporation (“Quixote Corp.”), and QUIXOTE TRANSPORTATION SAFETY, INC., a Delaware corporation (“Quixote Transportation,” together with Quixote Corp, “Sellers”).

RECITALS

Quixote Corp. is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “Quixote Traffic Shares”) of Quixote Traffic Corporation, a Delaware corporation (“Quixote Traffic”), and Quixote Transportation is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “U.S. Traffic Shares”) of U.S. Traffic Corporation, a Delaware corporation (“U.S. Traffic”), and all of the issued and outstanding shares of capital stock (the “Peek Traffic Shares,” together with the Quixote Traffic Shares and the U.S. Traffic Shares, the “Shares”) of Peek Traffic Corporation, a Delaware corporation (“Peek Traffic,” together with Quixote Traffic and U.S. Traffic, the “Acquired Companies”); and

Each Seller desires to sell the Shares owned by it to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in Section 1.2.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.  For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means any “employee benefit plan” (as defined in ERISA Section 3(3)), including (a) any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement or (iii) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan” (as defined in ERISA Section 3(2)), including any “multiemployer plan” (as defined in ERISA Section 3(37)), (b) any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) or material fringe benefit plan or program or (c) any stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in the State of Illinois are authorized or required by Law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, any of the Acquired Companies (as defined in Section 414(b), (c), (m) or (o) of the Code).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870-AD or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Grossed-Up Basis” means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, including any Inter-Company Debt, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Inter-Company Debt” means any inter-company debt between Quixote Corp. (or any of its Affiliates) and any of the Acquired Companies.

“Intersection Control Business” means developing, manufacturing, marketing or selling intersection traffic controllers, cabinets and accessories, intersection loop detectors and monitors, video detectors, battery and/or other power back-up systems, traffic signals (vehicle and pedestrian), any advanced system controllers that comply with NEMA, TS2 and NTCIP standards and that are compatible with 170, NEMA or ITS cabinets, advanced traffic management systems (ATMS) that can provide a centralized integrated platform for traffic signal system control, any software used to solve traffic algorithms or central traffic control, video vehicle detection systems for controlling intersections, and any product, regardless of its use, that is installed in an intersection and that provides peripheral information for a traffic intersection controller or system.

“Key Officers” means Timothy O’Leary, Elizabeth Bush, Michael Hobbs, Ray Deer and Donald D’Alfonso.

“Knowledge” of Sellers or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Sellers and the Key Officers, together with such knowledge that such directors, executive officers or Key Officers could be expected to discover after due investigation concerning the existence of the fact or matter in question.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation, norm and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Mexican Subsidiary” means Quixote Transportation Safety Mexico, S. de R.L. de C.V.

“New York Contract” means the City of New York Capital Purchase Order No. 7750193 by and between U.S. Traffic and the City of New York, dated as of December 1, 2006 (including the contract change Order dated as of April 7, 2008), relating to the purchase and sale of ASTC controllers, together with the New York City Bid Book for Bid No. 600843 submitted by U.S. Traffic dated August 9, 2006 and Bid Book Attachment Supplemental Information dated August 16, 2006.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which the Acquired Companies maintain adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the businesses of any of the Acquired Companies or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pre-Closing Environmental Liabilities” means Liabilities based upon or arising out of (a) the ownership or operation of the businesses of the Acquired Companies at any time on or prior to the Closing Date, or (b) the ownership, operation or condition of the Leased Real Property or any other real property currently or formerly owned, operated or leased by any of the Acquired Companies at any time on or prior to the Closing Date, in each case to the extent based upon or arising out of (i) any Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) the presence or Release of any Hazardous Substance at, on or under any Leased Real Property or any other real property currently or formerly owned, operated or leased by any of the Acquired Companies at any time on or prior to the Closing Date or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the businesses of the Acquired Companies.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which any Seller Company is or was a member.

“Seller Company” means Quixote Corp. and each of Quixote Corp.’s domestic and foreign Subsidiaries, including, prior to the Closing, the Acquired Companies, and “Seller Companies” means, collectively, Quixote Corp. and all such Subsidiaries.

“Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any other Person of which (a) such specified Person or any subsidiary of such specified Person is a general partner (excluding partnerships, the general partnership interests of which held by such specified Person or any subsidiary of such specified Person do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such and/or by any one or more of its subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or Sellers under this Agreement.

“Tax Indemnitee” means Buyer and its Affiliates (including, following the Closing, the Acquired Companies).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Trade Names” means “Quixote,” any name, logo, domain name or trademark that includes “Quixote” and any variations and derivatives thereof used exclusively in the business of the Acquired Companies as currently conducted and not owned by any of the Acquired Companies.

“Trade Names License Agreement” means the trademark, copyright and domain name license agreement between Quixote Corp. and one or more of the Acquired Companies, (i) providing for a royalty-free license from Quixote Corp. or one of its Affiliates (other than the Acquired Companies) to one or more of the Acquired Companies for a period of at least 12 months following the Closing Date of the Trade Names and (ii) in form and substance reasonably satisfactory to both Buyer and Quixote Corp.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“$” means United States dollars.

1.2                                 Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquired Companies	Recitals
Acquired Companies’ 2005-2007 Financial Statements	3.5
Acquired Companies’ Interim Financial Statements	3.5
Acquired Company Benefit Plans	3.19(b)
Acquired Company Intellectual Property	3.15(e)
Acquired Company Owned Intellectual Property	3.15(b)
Acquired Company Registered Items	3.15(f)
Acquisition	2.1
Action	3.18(a)

ADSP	6.3(d)(iii)
Affected Employee	6.4(a)
Agreement	Preamble
Applicable Survival Period	8.1(d)
Audited Consolidated Financial Statements	3.5
Balance Sheet	3.5
Balance Sheet Date	3.5
Buyer	Preamble
Buyer 401(k) Plan	6.4(c)(i)
Buyer Disclosure Schedule	Preamble to Article IV
Buyer Indemnitees	8.2
CERCLA	3.22(iv)
Closing	2.2
Closing Date	2.2
COBRA	6.4(f)
Consents	3.4(a)
Copyrights	3.15(a)
Current Products	3.7
Election Allocations	6.3(d)(iii)
Election Corporation	6.3(d)(iii)
Election Notice	8.10(b)
Environment	3.21(a)(i)
Environmental Action	3.21(a)(ii)
Environmental Clean-up Site	3.21(a)(iii)
Environmental Laws	3.21(a)(iv)
Environmental Permits	3.21(a)(v)
Financial Statements	3.5
Hazardous Substances	3.21(a)(vi)
HIPAA	6.4(f)
In-Bound Licenses	3.15(c)
Inform Group	5.2(a)(i)
Intellectual Property	3.15(a)

Intellectual Property Rights	3.15(a)
Interim Balance Sheet	3.5
Interim Balance Sheet Date	3.5
Lease	3.14(b)
Leased Personal Property	3.12(c)
Leased Real Property	3.14(a)
Liabilities	3.6
Losses	8.2
Marks	3.15(a)
Material Contracts	3.17(b)
Names	6.7
Noncompetition Period	5.2(a)
Nondisclosure Agreement	3.15(i)
Notice of Claim	8.5(a)
Out-Bound Licenses	3.15(d)
Patents	3.15(a)
PCBs	3.21(i)
Peek Traffic	Recitals
Peek Traffic Shares	Recitals
Pension Plan	3.19(c)
Policies	3.22(a)
Post-Closing Period	6.3(c)(ii)
Pre-Closing Period	6.3(c)(ii)
Products	3.23(a)
Proprietary Information	3.15(a)
Purchase Price	2.1
Quixote Corp.	Preamble
Quixote Traffic	Recitals
Quixote Traffic Shares	Recitals
Release	3.21(a)(vii)
Reorganization	3.9(l)
Required Authorizations	3.11(a)

Restricted Business	5.2(a)
Santa Fe Springs Property	8.1(b)
Section 388(h)(10) Election	6.3(d)(i)
Section 388 Forms	6.3(d)(ii)
Seller 401(k) Plan	6.4(c)(i)
Seller Benefit Plans	3.19(a)
Sellers Disclosure Schedule	Preamble to Article III
Seller Group Benefit Plans	3.19(b)
Seller Indemnitees	8.3
Seller Party	6.3(e)(ii)
Shares	Recitals
Software	3.15(a)
Third Party Claim	8.5(a)
Third Party Defense	8.5(b)
Trade Show	5.5
Transferee	3.9(l)
Transition Services Agreement	7.1(i)
U.S. Traffic	Recitals
U.S. Traffic Shares	Recitals
Work Product Agreements	3.15(j)
Workers’ Compensation Event	6.4(f)

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.1                                 Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell to Buyer the Shares owned by it, and Buyer will purchase from Sellers the Shares, free and clear of all Liens.  The aggregate purchase price for the Shares is $20,000,000 in cash (the “Purchase Price”).  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

2.2                                 Closing.  The closing of the Acquisition (the “Closing”) shall take place at Morgan, Lewis & Bockius LLP, Houston, Texas, to be effective as of the close of business on the date hereof, unless another time, date and/or place is agreed to in writing by the parties.  The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as of the date hereof that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Sellers to Buyer (the “Sellers Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Sellers Disclosure Schedule.  The Sellers Disclosure Schedule shall be arranged in sections corresponding to each Section of this Article III.

3.1                                 Organization and Good Standing.

(a)                                  Each of Sellers and the Acquired Companies is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted by Buyer, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.  The Sellers Disclosure Schedule contains a true and complete list of each jurisdiction in which each of the Acquired Companies is qualified to do business.

(b)                                 Sellers have previously delivered to Buyer true and complete copies of the Charter Documents of Sellers and each of the Acquired Companies as presently in effect.  None of Sellers or the Acquired Companies is in default under, or in violation of, any provision of its Charter Documents.

3.2                                 Capitalization.

(a)                                  The Sellers Disclosure Schedule sets forth the authorized Capital Stock of each of the Acquired Companies.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Sellers holding such Shares free and clear of all Liens.  Upon transfer of the Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the Shares, free and clear of all Liens.

(b)                                 All of the Shares were issued in compliance with applicable Laws.  None of the Shares was issued in violation of any Contract to which any Seller or any of the Acquired Companies is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)                                  Other than the Shares, none of the Acquired Companies has outstanding any Equity Securities or any other securities.  None of the Acquired Companies is a party or subject to any Contract obligating such Acquired Company to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any Equity Securities or any other securities of such Acquired Company.  None of the Acquired Companies has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matter with respect to such Acquired Company.

(d)                                 None of the Acquired Companies has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(e)                                  None of Sellers or any of the Acquired Companies is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

(f)                                    There are no obligations, contingent or otherwise, of any of the Acquired Companies to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g)                                 The Acquired Companies do not own or control, directly or indirectly, any Equity Securities of any Equity Securities of any other Person.

3.3                                 Authority and Enforceability.  Each Seller has the requisite power and authority to enter into this Agreement and to consummate the Acquisition.  The execution and delivery by each Seller of this Agreement and the consummation by such Seller of the Acquisition have been duly authorized by all necessary corporate action on the part of such Seller, and the Person executing this Agreement on behalf of such Seller has proper authority to do so.  This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.4                                 No Conflicts; Authorizations.

(a)                                  The execution and delivery of this Agreement by each Seller do not, and the performance by such Seller of its obligations hereunder and the consummation by each Seller of the Acquisition (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of such Seller or any of the Acquired Companies, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment or change of control, under any Contract (A) to which such Seller, any of the Acquired Companies or any of such Seller’s Affiliates is a party, including, without limitation, the New York Contract, (B) of which such Seller, any of the Acquired Companies or any of such Seller’s Affiliates is a beneficiary or (C) by which such Seller, the Acquired Companies or any of such Seller’s Affiliates or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to such Seller, any of the Acquired Companies or any of such Seller’s Affiliates or any of their respective assets, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under or revoke, cancel, terminate or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon the Shares or any of the assets owned or used by such Seller, any of the Acquired Companies or any of such Seller’s Affiliates.  The Sellers Disclosure Schedule sets forth all notices, consents, waivers, assignments and other approvals and actions that are necessary in connection with the execution and delivery by such Seller of this Agreement and the consummation by Seller of the Acquisition, under any Contract to which such Seller, any of the Acquired Companies or any of such Seller’s Affiliates is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Acquired Companies thereunder.

(b)                                 No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to any Seller, any of the Acquired Companies or any Seller’s Affiliates in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the Acquisition.

3.5                                 Financial Statements.  The Sellers Disclosure Schedule includes true and complete copies of (a) Quixote Corp.’s audited consolidated financial statements consisting of the consolidated balance sheet at June 30 in each of the years 2005 through 2007 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Consolidated Financial Statements”), (b) the Acquired Companies’ unaudited financial statements consisting of the balance sheet at June 30 in each of the years 2005 through 2007 and the related statements of income for the years then ended (the “Acquired Companies’ 2005-2007 Financial Statements”), and (c) the Acquired Companies’ unaudited financial statements consisting of the balance sheet at June 30, 2008 and the related statements of income for the year then ended (the “Acquired Companies’ Interim Financial Statements,” together with the Audited Consolidated Financial Statements and the Acquired Companies’ 2005-2007 Financial Statements, the “Financial Statements”).  The Financial Statements are true and complete and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Acquired Companies’ Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Consolidated Financial Statements).  The Acquired Companies’ 2005-2007 Financial Statements and the Acquired Companies’ Interim Financial Statements are based upon, and are consistent with, the information contained in the Audited Consolidated Financial Statements.  The Financial Statements are based on the books and records of Quixote Corp. and the Acquired Companies and fairly present the financial condition of the Acquired Companies as of the respective dates they were prepared and the results of the operations of Acquired Companies for the periods indicated therein.  The balance sheet contained in the Acquired Companies’ 2005-2007 Financial Statements at June 30, 2007 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet contained in the Acquired Companies’ Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”  The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP.

3.6                                 No Undisclosed Liabilities.  The Acquired Companies have no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and do not individually exceed $400,000.

3.7                                 Inventory.  All inventory of the Acquired Companies (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable or saleable in the ordinary course of business, except as reserved in accordance with GAAP consistent with past practices.  None of such inventory is obsolete and no write-down of such inventory has been made or should have been made in the period since the Interim Balance Sheet Date.  The quantities of inventory are not excessive and are reasonable in the present circumstances of the Acquired Companies.  All work-in-process and finished goods inventory is free of any defect or other deficiency.  All of such inventory is located at the facilities of the Acquired Companies and no inventory is held on a consignment basis.  Each Acquired Company owns its inventory free and clear of all Liens other than Permitted Liens.  The Sellers Disclosure Schedule sets forth a list of all products and equipment being developed, manufactured, marketed or sold by the Acquired Companies as of the Closing Date (collectively, the “Current Products”).

3.8                                 Accounts Receivable.  The accounts receivable of the Acquired Companies as set forth on the Interim Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible after billing at the full recorded amount thereof less, in the case of accounts receivable reflected on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet or, in the case of Accounts Receivable arising since the Interim Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Acquired Companies.  The allowance for collection losses on the Interim Balance Sheet and, with respect to Accounts Receivable arising since the Interim Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Acquired Companies, have been determined in accordance with GAAP consistent with past practice.  All accounts receivable of the Acquired Companies reflected on the Interim Balance Sheet or arising since the Interim

Balance Sheet Date are owned by such Acquired Company free and clear of all Liens other than Permitted Liens.

3.9                                 Taxes.

(a)                                  All Tax Returns required to have been filed by or with respect to each Seller Company or a Relevant Group have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by each Seller Company or any member of a Relevant Group (whether or not shown on any Tax Return) have been timely paid.  Each Seller Company has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, including, but not limited to, current Taxes not yet due and payable.

(b)                                 There is no Action, audit, dispute or claim currently proposed, threatened or pending against, or with respect to, any Seller Companies in respect of any Taxes.  No issue has been raised in any Tax examination with respect to any Seller Company which could result in liability for Taxes for any other Seller Company for any period.  No Seller Company is the beneficiary of any extension of time within which to file any Tax Return, nor has any Seller Company made (or caused to be made on its behalf) any requests for such extensions.  No claim has ever been made by an authority in a jurisdiction where a Seller Company does not file Tax Returns that such Seller Company is or may be subject to taxation by such jurisdiction or that such Seller Company must file Tax Returns.  There are no Liens encumbering any of the assets of any Seller Company with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes).

(c)                                  Each Seller Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)                                 Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller Company since year 2003.  No Seller Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)                                  No Seller Company has ever been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither Seller is a “foreign person” (as defined in Section 1445 of the Code).  No Seller Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, individually or in the aggregate, in the payment of (i) any “excess parachute payment (as defined in Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the

Code (or any corresponding provision of state, local or foreign Tax Law) and (iii) any amount which may subject the recipient of such payment to excise Tax pursuant to Section 4999 of the Code (or any corresponding provision of state, local or foreign Tax Law).  No Seller Company has participated in or cooperated with an “international boycott” (as defined in Section 999 of the Code).

(f)                                    No Seller Company has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority.  Each Seller Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)                                 No Seller Company is a party to any Tax allocation or sharing agreement.  No Seller Company has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which such Seller Company currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.  No Seller Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(h)                                 No Seller Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) change in the method of accounting for a taxable period ending on or prior to the Closing Date.

(i)                                     The Sellers Disclosure Schedule sets forth the following information with respect to each of the Acquired Companies as of the Closing Date: (i) the basis of the Acquired Company in its assets; (ii) the current and accumulated earnings and profits of the Acquired Company; (iii) the basis of the stock of the Acquired Company (or the amount of any excess loss account); (iv) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Acquired Company; (v) the amount of any deferred gain or loss allocable to the Acquired Company arising out of any intercompany transaction as described in the Treasury regulations under Section 1502 of the Code; and (vi) tax elections affecting the Acquired Company.  None of the Acquired Companies has net operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations.

(j)                                     None of the Acquired Companies is or at any time has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.  None of the Acquired Companies has any “non-recaptured net Section 1231 losses” (as defined in Section 1231(c)(2) of the Code).

(k)                                  None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is Quixote Corp.  Each Seller has filed a consolidated federal income Tax Return with the Acquired Companies for the taxable year immediately preceding the current taxable year and is eligible to join with Buyer in making the Section 338(h)(10) Elections with respect to the acquisition by Buyer of the Shares.

(l)                                     Sellers have caused U.S. Traffic to transfer, assign and deliver to a Seller or one of its Affiliates (other than Quixote Traffic or Peek Traffic) (such Person, the “Transferee”), and have caused the Transferee to accept such transfer, assignment and delivery of all of U.S. Traffic’s right, title and interest in, to and under the Equity Securities of the Mexican Subsidiary owned by U.S. Traffic (such transfer, assignment and delivery, the “Reorganization”).  Sellers have completed, formalized and certificated the Reorganization in compliance with applicable Law (including the provisions of the Mexican Ley del Impuesto sobre la Renta and Ley General de Sociedades Mercantiles).

(m)                               Sellers and their Affiliates, as applicable, have made a capital contribution to the Acquired Companies in the amount of all Inter-Company Debt in compliance with Section 108(e)(6) of the Code.  As of the moment of such capitalization, each Seller (or the Affiliate) holding such Inter-Company Debt had a full basis in the Inter-Company Debt and did not take any action intended to reduce such basis or that would otherwise have the effect of realizing a taxable income for any of the Acquired Companies as a result of such capitalization.

3.10                           Compliance with Law.

(a)                                  Each of the Acquired Companies has complied with and is not in violation of any applicable Law to which such Acquired Company or its respective business, operations, assets or properties is or has been subject.

(b)                                 No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of any of the Acquired Companies to comply with, any applicable Law.  None of the Acquired Companies has received notice regarding any violation of, conflict with or failure to comply with, any applicable Law.

3.11                           Authorizations.

(a)                                  Each of the Acquired Companies owns, holds or lawfully uses in the operation of its business all Authorizations (other than Authorizations of or from any Governmental Entity relating solely to such Governmental Entity’s capacity as a customer of the Acquired Companies) which are necessary for it to conduct its business as currently conducted or as proposed to be conducted by Buyer or for the ownership and use of the assets owned or used by such Acquired Company in the conduct of its business free and clear of all Liens other than Permitted Liens (such Authorizations, the “Required Authorizations”).  All Required Authorizations are valid and in full force and effect and none of the Required Authorizations will be terminated or impaired or become terminable as a result of the Acquisition.  All Required Authorizations are listed in the Sellers Disclosure Schedule.

(b)                                 No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of any of the Acquired Companies to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any Required Authorization.  None of Sellers or the Acquired Companies has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization.  None of the Acquired Companies is in default, nor has any Seller or any of the Acquired Companies received notice of any claim of default, with respect to any Authorization.

(c)                                  No Person other than one of the Acquired Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which any of the Acquired Companies owns or uses in the operation of its business as currently conducted or as proposed to be conducted by Buyer.

3.12                           Title to Personal Properties.

(a)                                  The Sellers Disclosure Schedule sets forth a true and complete list of all the personal properties and assets owned, leased or used by any of the Acquired Companies as of the date of this Agreement with a current book value in excess of $15,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, such lease.

(b)                                 With respect to personal properties and assets that are owned including all properties and assets reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Acquired Companies have good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

(c)                                  With respect to personal properties and assets that are leased by any of the Acquired Companies (“Leased Personal Property”), such Acquired Company has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.  None of the Acquired Companies or any other party thereto is in breach of any of the terms of any such lease.

(d)                                 Other than the Acquired Companies, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Leased Personal Property (solely to the extent of their interest in such Leased Personal Property), no Person has any interest in any equipment or other tangible assets or properties used in the businesses of the Acquired Companies.  Without limiting the foregoing, no Seller nor any of their respective Affiliates (other than the Acquired Companies) has any interest in any equipment or other tangible assets or properties used in the businesses of the Acquired Companies.

3.13                           Condition of Tangible Assets.  All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Acquired Companies are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business and conform to all Laws and Authorizations relating to their construction, use and operation.

3.14                           Real Property.

(a)                                  The Sellers Disclosure Schedule contains a list of all real property and interests in real property currently leased by any of the Acquired Companies (the “Leased Real Property”).  The Leased Real Property listed on the Sellers Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Acquired Companies as currently conducted and as proposed to be conducted by Buyer.

(b)                                 With respect to Leased Real Property, Sellers have delivered to Buyer true and complete copies of all leases and subleases pursuant to which any of the Acquired Companies is a party or by which it is bound (each, a “Lease”).  The Acquired Companies have peaceful, undisturbed and exclusive possession of the Leased Real Property.  There are no outstanding claims under any expired leases or subleases and Sellers and the Acquired Companies have obtained appropriate releases in accordance with their termination, vacancy and delivery of the applicable premises.

(c)                                  The uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not restrict or impair the use of the Leased Real Property for purposes of the businesses of the Acquired Companies.

(d)                                 No Governmental Entity having the power of eminent domain over the Leased Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property.  There are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof.  None of the Acquired Companies has received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.

(e)                                  The Leased Real Property and all present uses and operations of the Leased Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property.  The Leased Real Property held by it and its continued use, occupancy and operation as used, occupied and operated in the conduct of the businesses of the Acquired Companies does not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(f)                                    The Leased Real Property is in suitable condition for the Acquired Companies’ businesses as currently conducted and as proposed to be conducted by Buyer.  Each of the Acquired Companies has good and valid rights of ingress and egress to and from all Leased Real Property held by it from and to the public street systems for all usual street, road and utility purposes.

(g)                                 No Person other than the Acquired Companies is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Acquired Companies the right of use or occupancy of the Leased Real Property or any portion thereof.  No easement, utility transmission line or water main located on the Leased Real Property adversely affects the use of the Leased Real Property or any improvement on the Leased Real Property.

(h)                                 All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or by the use and operation of the Leased Real Property in the conduct of the businesses of the Acquired Companies are installed to the property lines of the Leased Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Leased Real Property in the operation of the businesses of the Acquired Companies and to permit compliance with the requirements of all Laws in the operation thereof.  No fact or condition exists which could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to sewer or other utility services presently serving the Leased Real Property.

(i)                                     All uses and operations of all real property leased in the past by any Seller or any of the Acquired Companies under already expired lease agreements complied with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting them.

3.15                           Intellectual Property.

(a)                                  As used in this Agreement, “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”), (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”), and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)                                 Except for the Trade Names, the Sellers Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is used in or necessary for the businesses of the Acquired Companies as they are currently conducted or proposed to be conducted by Buyer (“Acquired Company Owned Intellectual Property”), and the Acquired Companies own the entire right, title and interest in and to all Acquired Company Owned Intellectual Property free and clear of all Liens other than Permitted Liens.

(c)                                  The Sellers Disclosure Schedule lists all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes the Acquired Companies to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the products of the Acquired Companies and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive and its term.

(d)                                 The Sellers Disclosure Schedule lists all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which the Acquired Companies authorize a third party to use, practice any rights under, or grant sublicenses with respect to, any Acquired Company Owned Intellectual Property or pursuant to which any of the Acquired Companies grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive and its term.

(e)                                  The Acquired Company Owned Intellectual Property, together with the Acquired Companies’ rights under the In-Bound Licenses listed in the Sellers Disclosure Schedule (collectively, the “Acquired Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the business of the Acquired Companies as they are currently conducted and as proposed to be conducted by Buyer, and will remain, if and as applicable, owned by the Acquired Companies or in full force and effect upon the consummation of the Acquisition.

(f)                                    All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are included in the Acquired Company Intellectual Property (“Acquired Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Acquired Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of maintaining such Acquired Company Registered Items.  All Acquired Company Registered Items are, and will continue to be after the Closing Date, valid, in good standing, held in compliance with all applicable legal requirements and enforceable by the Acquired Companies or their Affiliates, as applicable.

(g)                                 There are no challenges (or any basis therefor) with respect to the validity or enforceability of any Acquired Company Intellectual Property.  The Sellers Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Acquired Company Intellectual Property, including the due date for any outstanding response by any of the Acquired Companies in such Actions.  None of Sellers or the Acquired Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Acquired Company Intellectual Property.

(h)                                 None of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by any of the Acquired Companies, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  None of the Acquired Companies, by conducting its business as currently conducted or as proposed to be conducted by Buyer, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.  None of Sellers or the Acquired Companies has received any communication alleging that the Acquired Companies or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor is there any basis therefor.  No Action has been instituted or threatened relating to any Intellectual Property formerly or currently used by the Acquired Company and none of the Acquired Company Intellectual Property is subject to any outstanding Order.  No Person has infringed or is infringing any Intellectual Property Rights of the Acquired Company or has otherwise misappropriated or is otherwise misappropriating any Acquired Company Intellectual Property.

(i)                                     With respect to the Acquired Companies’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.  The Acquired Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all

Proprietary Information owned by the Acquired Companies that is not covered by an issued Patent.  Without limiting the generality of the foregoing, the Proprietary Information of the Acquired Companies (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Acquired Companies.  Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by or pertaining to the Acquired Companies has been pursuant to the terms of a binding written confidentiality agreement (each, a “Nondisclosure Agreement”).  True and complete copies of all Nondisclosure Agreements and any amendments thereto have been made available to Buyer.  The Acquired Companies are, and, to Sellers’ Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.  The Acquired Companies are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Acquired Companies to use, Proprietary Information owned by such third party.

(j)                                     All current and former employees, consultants and contractors of the Acquired Companies have executed and delivered, and to Sellers’ Knowledge are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Acquired Companies (“Work Product Agreements”).  True and complete copies of all Work Product Agreements have been made available to Buyer. No current or former employee, consultant or contractor or any other Person has any right, claim or interest in or to any of the Acquired Company Intellectual Property.

(k)                                  No employee, consultant or contractor of the Acquired Companies has been, is or will be, by performing services for any of the Acquired Companies, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by any of the Acquired Companies or any services rendered by such employee, consultant or independent contractor.

(l)                                     All Intellectual Property that has been distributed, sold or licensed to a third party by the Acquired Companies that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of any of the Acquired Companies for the time period during which such representations and warranties apply.  True and complete copies of all Contracts pursuant to which any one of the Acquired Companies has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by any one of the Acquired Companies have been made available to Buyer.

(m)                               The execution and delivery by Sellers of this Agreement do not, and the consummation by Sellers of the Acquisition (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Acquired Company Intellectual Property, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Acquired Companies’ rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

3.16                           Absence of Certain Changes or Events.  Except as otherwise set forth on the Sellers Disclosure Schedule or reflected on the Interim Balance Sheet, since the Interim Balance Sheet Date:

(a)                                  there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Companies taken as a whole;

(b)                                 none of the Acquired Companies has amended or changed its Charter Documents;

(c)                                  none of the Acquired Companies has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

(d)                                 other than the Reorganization, none of the Acquired Companies has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e)                                  none of the Acquired Companies has altered any term of any outstanding Equity Security or other security;

(f)                                    Except for the Key Officers, none of the Acquired Companies has (i) increased or modified the compensation or benefits payable or to become payable by the Acquired Companies to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Acquired Companies, or (iii) entered into any employment, severance or termination agreement;

(g)                                 other than the sale of inventory in the ordinary course of business, none of the Acquired Companies has sold, leased, transferred or assigned any property or assets of the Acquired Companies;

(h)                                 none of the Acquired Companies has incurred, assumed or guaranteed any Indebtedness;

(i)                                     none of the Acquired Companies has created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date, Liens for Taxes not yet due and payable with respect to which the Acquired Companies maintain adequate reserves and Permitted Liens;

(j)                                     none of the Acquired Companies has made any loan, advance or capital contribution to, or investment in, any Person;

(k)                                  none of the Acquired Companies has entered into any Material Contract other than in the ordinary course of business;

(l)                                     other than in the ordinary course of business, (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Material Contract that would be required to be listed as a Material Contract pursuant to Section 3.17 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m)                               none of the Acquired Companies has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Acquired Company Intellectual Property;

(n)                                 there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Acquired Companies;

(o)                                 there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of any of the Acquired Companies are subject;

(p)                                 none of Sellers or the Acquired Companies has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect;

(q)                                 there has not been any material damage, destruction or loss with respect to the property and assets of the Acquired Companies, whether or not covered by insurance;

(r)                                    none of Sellers or the Acquired Companies has made any change in accounting policies or practices;

(s)                                  none of Sellers or the Acquired Companies has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(t)                                    none of Sellers or the Acquired Companies has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17                           Contracts.

(a)                                  The Sellers Disclosure Schedule contains a true and complete list of each Contract or series of related Contracts to which any of the Acquired Companies is a party or is subject, or by which any of their respective assets are bound including, without limitation, any contract:

(i)                                     for the purchase by any of the Acquired Companies of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by any of the Acquired Companies of $100,000 or more or (B) aggregate payments by the Acquired Companies of $500,000 or more;

(ii)                                  (A) for the sale by any of the Acquired Companies of materials, supplies, goods, services, equipment or other assets and that involves a specified annual minimum dollar sales amount by any of the Acquired Companies of $100,000 or more or (B) pursuant to which any of the Acquired Companies received payments of more than $100,000 in the year ended December 31, 2007 or expects to receive payments of more than $100,000 in the year ending December 31, 2008;

(iii)                               that requires the Acquired Companies to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)                              that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by any of the Acquired Companies exceeding $100,000, other than arrangements disclosed pursuant to the preceding subsections (i) and (ii);

(v)                                 that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by any of the Acquired Companies without liability to such Acquired Company;

(vi)                              that is a partnership, joint venture or similar Contract;

(vii)                           that is a distribution, dealer, representative or sales agency Contract;

(viii)                        that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by any of the Acquired Companies in any one case of $100,000 or more annually or $250,000 or more over the term of the lease;

(ix)                                that provides for the indemnification by any of the Acquired Companies of any Person, the undertaking by any of the Acquired Companies to be responsible for consequential damages or the assumption by any of the Acquired Companies of any Tax, environmental or other Liability;

(x)                                   with any Governmental Entity;

(xi)                                that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xii)                             for any capital expenditure or leasehold improvement in any one case in excess of $50,000 or in the aggregate greater than $100,000;

(xiii)                          that restricts or purports to restrict the right of any of the Acquired Companies to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions), to compete with any Person or granting any distribution rights, in any market, field or territory;

(xiv)                         that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xv)                            that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xvi)                         that is otherwise material to any of the Acquired Companies as a whole and not previously disclosed pursuant to this Section 3.17.

(b)                                 Each Contract required to be listed in the Sellers Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c)                                  None of the Acquired Companies is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and none of the Acquired Companies has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured.  No event has occurred which (with or without the giving of notice or lapse of time, or both) may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)                                 Except as set forth in the Sellers Disclosure Schedule, none of Sellers or the Acquired Companies is required to obtain any Consent under any of the Material Contracts in connection with the execution and delivery by Sellers of this Agreement or the consummation of the Acquisition.

(e)                                  Sellers have delivered true and complete copies of each Material Contract to Buyer.

3.18                           Litigation.

(a)                                  Except as set forth in the Sellers Disclosure Schedule, there is no action, suit or proceeding, actual or potential claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or threatened against or affecting any of the Acquired Companies, (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition, (iii) that could result in a material limitation on the right of Buyer to own the Shares and to control the Acquired Companies, (iv) that could have the effect of restraining or prohibiting Buyer’s ownership or operation (or that of its Subsidiaries or

Affiliates) of all or any material portion of the business or assets of the Acquired Companies, taken as a whole, or (v) that could compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Acquired Companies, taken as a whole, or of Buyer and its Subsidiaries and Affiliates, taken as a whole.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.  There is no Action against any current or former director or employee of any of the Acquired Companies with respect to which any of the Acquired Companies has or is reasonably likely to have an indemnification obligation.

(b)                                 There is no unsatisfied judgment, penalty or award against or affecting any of the Acquired Companies or any of their respective properties or assets.  There is no Order to which any of the Acquired Companies or any of their respective properties or assets is subject.

3.19                           Employee Benefits.

(a)                                  The Sellers Disclosure Schedule sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to by any Seller or any of its Affiliates (other than solely by any of the Acquired Companies but including all Benefit Plans to which any of the Acquired Companies contributes as a participating employer) for the benefit of any present or former directors, employees, contractors or consultants of any of the Acquired Companies (collectively, “Seller Benefit Plans”).  A current, true and complete copy of each Seller Benefit Plan has been provided to Buyer.  No Seller has created any additional Seller Benefit Plan or amended any Seller Benefit Plan.

(b)                                 The Sellers Disclosure Schedule sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to by any of the Acquired Companies for the benefit of any present or former directors, employees, contractors or consultants of any of the Acquired Companies (collectively, “Acquired Company Benefit Plans,” and together with the Seller Benefit Plans, the “Seller Group Benefit Plans”).  A current, true and complete copy of each Acquired Company Benefit Plan has been provided to Buyer.  None of the Acquired Companies has any intent or commitment to create any additional Acquired Company Benefit Plan or amend any Acquired Company Benefit Plan.

(c)                                  Each Seller Group Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of ERISA and the Code applicable to such Seller Group Benefit Plan.  Each Seller Group Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination.  No Seller Group Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA).

(d)                                 None of Sellers, the Acquired Companies, any ERISA Affiliate or any trustee or agent of any Seller Group Benefit Plan has been or is currently engaged in any “prohibited transactions” (as defined by Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not applicable which could subject any Seller, Acquired Company, ERISA Affiliate or trustee or agent of any Seller Group Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(e)                                  There is no event or condition existing which could be deemed a “reportable event” (as defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived, and no condition exists which could subject any of the Acquired Companies to a penalty under Section 4071 of ERISA.

(f)                                    None of Sellers, the Acquired Companies or any ERISA Affiliate is, or has been, party to any “multi-employer plan” (as defined in Section 3(37) of ERISA).

(g)                                 True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Seller Group Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been provided to Buyer.

(h)                                 With respect to each Seller Group Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened against any Seller Group Benefit Plan, Seller, Acquired Company, ERISA Affiliate or trustee or agent of any Seller Group Benefit Plan.

(i)                                     With respect to each Seller Group Benefit Plan to which any Seller, Acquired Company or ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Seller Group Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.

(j)                                     Full payment has been made of all amounts which any Seller, Acquired Company or ERISA Affiliate was required to have paid as a contribution to any Seller Group Benefit Plan as of the last day of the most recent fiscal year of each of the Seller Group Benefit Plans ended prior to the date of this Agreement, and none of the Seller Group Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Seller Group Benefit Plan ended prior to the date of this Agreement.

(k)                                  Each Seller Group Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance with, and none of Sellers, the Acquired Companies or any ERISA Affiliate has received any claim or notice that any such Seller Group Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(l)                                     None of Sellers, the Acquired Companies or any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Seller Group Benefit Plans or any related trust agreement or insurance contract.

(m)                               There are no outstanding Liabilities of any Seller Group Benefit Plan other than Liabilities for benefits to be paid to participants in any Seller Group Benefit Plan and their beneficiaries in accordance with the terms of such Seller Group Benefit Plan.

(n)                                 Subject to ERISA and the Code, each Seller Group Benefit Plan may be amended, modified, terminated or otherwise discontinued by any Seller, Acquired Company, or ERISA Affiliate at any time without liability.

(o)                                 No Seller Group Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(p)                                 The consummation of the Acquisition will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of any of the Acquired Companies to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such director, employee, contractor or consultant or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result in the payment or series of payments by Seller or any of the Acquired Companies to any person of an “excess parachute payment” (as defined in Section 280G of the Code).

(q)                                 With respect to each Seller Group Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the Closing Date under such insurance policy have been paid, all premiums required to be paid under such insurance policy through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there are no Liabilities of any Seller, Acquired Company or ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to the Closing Date.

(r)                                    Each Seller Group Benefit Plan that constitutes a “welfare benefit plan,” (as defined in Section 3(1) of ERISA) and for which contributions are claimed by any Seller, Acquired Company or ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deductions.  With respect to any “welfare benefit fund” (as defined in Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code.  All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

3.20                           Labor and Employment Matters.

(a)                                  The Sellers Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Acquired Companies (including title and position) as of the date hereof and (B) the base compensation and benefits of each such director, employee, contractor and consultant and (ii) a list of all former directors, employees, contractors and consultants of the Acquired Companies who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former director, employee, contractor and consultant.  Except for the Key Officers, all directors, employees, contractors and consultants of the Acquired Companies may be removed or terminated by an Acquired Company or Buyer at any time with or without cause, but only for reasons not prohibited by and otherwise consistent with federal, state and local Law, and without any severance or other Liability to such Acquired Company or Buyer.

(b)                                 None of the Acquired Companies is a party or subject to any labor union or collective bargaining agreement.  Except as provided in the Sellers Disclosure Schedule, there are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of any of the Acquired Companies.  There is no unfair labor practice, charge or complaint pending, unresolved or, to Sellers’ Knowledge, threatened before the National Labor Relations Board.  No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)                                  Each of the Acquired Companies has complied with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each of the Acquired Companies has filed and/or posted all reports, information and notices required under any Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file all such reports, information and notices required by any Law to be given prior to Closing.  Each of the Acquired Companies has maintained all records required by any applicable federal, state or local employment Law, including but not limited to time records, Equal Employment Opportunity Records, Occupational Safety and Heath Administration Records and other similar records.

(d)                                 The Acquired Companies have paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.

(e)                                  None of Sellers, the Acquired Companies or any of their respective Affiliates is a party to any Contract which restricts any of the Acquired Companies from relocating, closing or terminating any of its operations or facilities or any portion thereof.  None of Sellers or the Acquired Companies has, since May 16, 2003, effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN act), in either case affecting any site of employment or facility of any of the Acquired Companies, except in accordance with the WARN Act or any applicable state or local Laws.  The consummation of the Acquisition will not create liability for any act by Sellers and the Acquired Companies on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(f)                                    The Acquired Companies have complied and are in compliance with the requirements of the Immigration Reform and Control Act of 1986.  The Sellers Disclosure Schedule sets forth a true and complete list of all employees of the Acquired Companies working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States.  All employees of the Acquired Companies who are performing services for the Acquired Companies in the United States are legally able to work in the United States and will be able to continue to work in the United States following the consummation of the Acquisition.

3.21                           Environmental.

(a)                                  As used in this Agreement, the following words and terms have the following definitions:

(i)                                     “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

(ii)                                  “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that any of the Acquired Companies or a Subsidiary of the Acquired Company has incurred any Pre-Closing Environmental Liability.

(iii)                               “Environmental Clean-up Site” means any location (A) which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, (B) which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or (C) at which there has been a threatened or actual Release of a Hazardous Substance.

(iv)                              “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, human health, worker health and safety, preservation or reclamation of natural resources, or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C.  Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; any similar or implementing federal, state or local Law or non-U.S. Law and regulation and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury or property damage related to or arising out of the presence, Release or exposure to Hazardous Substances.

(v)                                 “Environmental Permits” means any Authorization under any Environmental Law and any and all Orders issued or entered into by any Governmental Entity under any Environmental Law.

(vi)                              “Hazardous Substances” means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials and all other materials, chemicals and substances that are regulated by, form the basis of Liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

(vii)                           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the Environment.

(b)                                 Each of the Acquired Companies has obtained, and is in compliance with, all Environmental Permits required in connection with its operations and the Leased Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Sellers Disclosure Schedule.  All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity.  None of such Environmental Permits will be terminated or impaired or become terminable as a result of the Acquisition.  Each of the Acquired Companies has been, and is currently, in compliance with all Environmental Laws.  None of Sellers or the Acquired Companies has received notice alleging that any of the Acquired Companies is not in such compliance with Environmental Laws.

(c)                                  There are no past, pending or threatened Environmental Actions against or affecting any of the Acquired Companies, and, to Sellers’ Knowledge, there are no facts or circumstances which could be expected to form the basis for any Environmental Action against any of the Acquired Companies.

(d)                                 None of the Acquired Companies has entered into or agreed to any Order, and none of the Acquired Companies is subject to any Order, relating to compliance with any Environmental Law or investigation or cleanup of a Hazardous Substance under any Environmental Law.

(e)                                  No Lien has been attached to or asserted or threatened against the assets, Leased Real Property or rights of any of the Acquired Companies pursuant to any Environmental Law.  To Sellers’ Knowledge, there are no facts, circumstances or other conditions which could be expected to give rise to any Liens on or affecting any Leased Real Property.

(f)                                    There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Leased Real Property or any other property currently or formerly owned, operated or leased by any of the Acquired Companies.  No Hazardous Substances are present in, on, about or migrating to or from any Leased Real Property that could be expected to give or rise to an Environmental Action against any of the Acquired Companies.

(g)                                 None of the Acquired Companies has received a CERCLA 104(e) information request nor has any of the Acquired Companies been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state Law.  None of the Acquired Companies has received an analogous notice or request from any non-U.S. Governmental Entity.

(h)                                 There are no aboveground or underground storage tanks on, under or about the Leased Real Property.  Any aboveground or underground storage tanks previously situated on the Leased Real Property or any other property currently or formerly owned, operated or leased by any of the Acquired Companies have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

(i)                                     There are no polychlorinated biphenyls (“PCBs”) being Released from any article, container or equipment on, under or about the Leased Real Property, there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Leased Real Property and none of Sellers or the Acquired Companies has caused any leakage of PCB in, at, on, under or within any other property currently or formerly owned, operated or leased by any of the Acquired Companies.

(j)                                     There is no asbestos containing material or lead based paint containing material in, at, on, under or within the Leased Real Property and none of Sellers or the Acquired Companies has used asbestos containing material or lead based paint containing material in, at, on, under or within any other property currently or formerly owned, operated or leased by any of the Acquired Companies.

(k)                                  None of the Acquired Companies has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

(l)                                     None of the Leased Real Property is an Environmental Clean-up Site.

(m)                               Sellers have provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of any of the Acquired Companies or Sellers (solely with respect to the Leased Real Property or any other real property formerly owned, operated or leased by any of the Acquired Companies).

3.22                           Insurance.

(a)                                  The Sellers Disclosure Schedule sets forth (i) an true and complete list of each insurance policy and fidelity bond which covers any of the Acquired Companies or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Acquired Companies during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)                                 The Sellers Disclosure Schedule describes any self-insurance arrangement by or affecting any of the Acquired Companies and the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)                                  All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Acquired Companies following the Acquisition. Such Policies provide adequate insurance coverage for the Acquired Companies and their respective businesses, properties, assets and employees and are sufficient for compliance with all Laws and Contracts to which any of the Acquired Companies is a party or by which it is bound.

(d)                                 All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  None of the Acquired Companies has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of the Acquired Companies as a condition to the continuation of coverage under or renewal of any such Policy.  There is no existing default or event which (with the giving of notice or lapse of time or both) would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. None of Sellers has Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.23                           Product Warranty.

(a)                                  There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by any of the Acquired Companies beyond that set forth in the standard conditions of sale or service (which are attached to the Sellers Disclosure Schedule), except as identified in the Sellers Disclosure Schedule.

(b)                                 Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by any of the Acquired Companies has been in conformity with all applicable contractual commitments and warranties. There are no material designs, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use.  Each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to the Closing Date contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(c)                                  The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Acquired Companies on or prior to the Interim Balance Sheet Date.  The accounting records of the Acquired Companies will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, any of the Acquired Companies from the Interim Balance Sheet Date to the Closing Date.

3.24                           Books and Records.  The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Acquired Companies are correct and complete, and have been maintained in accordance with sound business practices.  The minute books of the Acquired Companies contain true and complete records of all meetings, or actions taken by written consent, of the stockholders, the board of directors and any committees of the board of directors, of the Acquired Companies, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders, board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books.  All of the books and records of the Acquired Companies are in the possession of the Acquired Companies.  Sellers have delivered to Buyer all of the minute books of the Acquired Companies.

3.25                           Suppliers and Customers.  The Sellers Disclosure Schedule sets forth with respect to each of the Acquired Companies (a) each supplier material to such Acquired

Company, (b) each supplier who constitutes a sole source of supply to such Acquired Company, and (c) each customer that has contributed in excess of 5% percent of such Acquired Company’s revenues on a consolidated basis for the most recent fiscal year.  The relationships of each of the Acquired Companies with each such supplier and customer are good commercial working relationships.  No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with any of the Acquired Companies.  None of Sellers or the Acquired Companies has received notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with any of the Acquired Companies or limit its services, supplies or materials to any of the Acquired Companies, either as a result of the Acquisition or otherwise.

3.26                           Indebtedness.  As of the Closing Date, Sellers have extinguished, or caused to be extinguished, (a) all Indebtedness of the Acquired Companies and (b) all guarantees by the Acquired Companies of any Indebtedness of Sellers and their respective Affiliates (other than the Acquired Companies).  As of the Closing Date, Sellers have released, or caused to be released, all Liens in and upon any of the properties and assets of the Acquired Companies and the Shares.

3.27                           Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller, Acquired Company or any of their respective Affiliates.

3.28                           Bank Accounts.  The Sellers Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Acquired Companies have an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.29                           Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of any of the Acquired Companies in favor of any Person.

3.30                           Support Services.  No Seller provides support or other services to the Acquired Companies other than those set forth in the Sellers Disclosure Schedule and to be documented in a transition services agreement of even date hereof between Quixote Corp and Buyer.

3.31                           Other Services.  Each Seller has kept available the services of its present employees and preserved its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it and the Acquired Companies, to the end that the Acquired Companies’ goodwill and ongoing businesses will be substantially unimpaired on the Closing Date.

3.32                           Completeness of Disclosure.  No representation or warranty by any Seller in this Agreement, and no statement made by such Seller in the Sellers Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this

Agreement, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as specifically set forth in this Agreement or the Sellers Disclosure Schedule, there are no facts or circumstances of which any Seller is aware that could be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Companies taken as a whole.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the in the disclosure schedule dated and delivered as of the date hereof by Buyer to Seller (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule.  The Buyer Disclosure Schedule shall be arranged in sections corresponding to each Section of this Article IV.

4.1                                 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

4.2                                 Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition.  The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3                                 No Conflicts; Authorizations.

(a)                                  The execution and delivery by Buyer of this Agreement do not, and the consummation by Buyer of the Acquisition will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.

(b)                                 No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Acquisition.

4.4                                 Purchase for Investment.  The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

4.5                                 Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE V

COVENANTS OF SELLERS

5.1                                 Confidentiality.

(a)                                  From and after the Closing Date, each Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that such Seller can show that such information (i) is in the public domain through no fault of such Seller or any of its Affiliates or (ii) is lawfully acquired by such Seller or any of its Affiliates after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided that such Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)                                 Each Seller will retain any of its books and records that relate to the Acquired Companies in accordance with such Seller’s record retention policies as presently in effect.  During the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, no Seller shall dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Buyer offering to surrender the same to Buyer.

5.2                                 Restrictive Covenants.

(a)                                  Each Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), such Seller shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit such Seller’s or any such Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, any of the Acquired Companies as of the Closing Date, including, without limitation, the Current Products and products and equipment constituting the Intersection Control Business (collectively, the “Restricted Business”); provided, however, that:

(i)                                     The Restricted Business shall not include products and equipment being developed, manufactured, marketed or sold by Sellers’ Inform Group, including, without limitation, the products and equipment specifically listed on Schedule 5.2(a)(i).  For purposes of this Section 5.2, “Inform Group” shall mean Highway Information Systems, Inc., a Delaware corporation, Surface Systems, Inc., a Missouri corporation, and Nu-Metrics, Inc., a Pennsylvania corporation.

(ii)                                  For avoidance of doubt, it is the Parties intention that Sellers and their Affiliates may compete in the market for devices to collect, count, analyze and classify vehicle traffic.  Notwithstanding the foregoing and in order to provide protection to Buyer, Sellers and their Affiliates will not, for twelve months after the Closing Date, develop, manufacture, market or sell a laser-activated counting and analyzing device similar to the Acquired Companies’ AxleLight traffic counter device that has been or may be developed by Sellers or any of their Affiliates.

(iii)                               It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 5.2(b), 5.2(c) and 5.2(d)) are therefore not appropriate.

(b)                                 Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any of the Acquired Companies or potential clients or customers of any of the Acquired Companies for purposes of diverting their business or services from any of the Acquired Companies, except as provided in Sections 5.2(a)(i) and 5.2(a)(ii).

(c)                                  Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, contractor or consultant by any of the Acquired Companies during such period on a full- or part-time basis.

(d)                                 Each Seller covenants that, commencing on the Closing Date and ending on the first anniversary of the Closing Date, such Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, Spectra Research, Inc. or Diamond Consulting Services Ltd for purposes of entering into any business relationship.

(e)                                  Each Seller acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Acquisition.  Each Seller acknowledges that any violation of this Section 5.2 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.2, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.  Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which any Seller or any Affiliate of any Seller is in breach of its obligations under this Section 5.2.

(f)                                    In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 5.2 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g)                                 The Parties agree that notwithstanding any language herein to the contrary, the provisions of this Section 5.2 are not intended to apply to a Person (and its Affiliates) (i) that acquires Quixote Corp. or any of its Affiliates, and (ii) as of the date of such acquisition, is engaged in the Restricted Business.

5.3                                 Insurance.

(a)                                  To the extent that the Acquired Companies shall be entitled under the terms and conditions of “occurrence” based Policies, that are owned by Sellers and in effect on the Closing Date, to coverage for losses suffered by any of the Acquired Companies after the Closing Date arising out of any occurrences covered by such Policies occurring prior to the Closing Date, such Acquired Company shall promptly notify Sellers of such circumstance.  Sellers shall use such efforts and take such actions, at their expense, to recover such losses pursuant to such Policies as it would use or take in conducting its own business in the ordinary course if such losses were suffered by such Seller or any of its Affiliates.  Buyer and the Acquired Companies shall cooperate with Sellers, but shall be entitled to any proceeds only to the extent Buyer or such Acquired Company is not indemnified under Section 8.2.  In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Policy shall govern.

(b)                                 Following the Closing Date, Buyer shall provide, and shall cause the Acquired Companies to provide, Seller with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by Seller pursuant to this Section 5.3.

5.4                                 Intellectual Property.  Sellers will assist Buyer in preparing and executing any documents necessary to obtain any Intellectual Property Rights for any Acquired Company Intellectual Property and for any Intellectual Property Rights stemming from any Acquired Company Intellectual Property.  Such assistance may include, but is not limited to, the execution of any documents, assistance with information disclosures, and providing any technical assistance, reasonably requested, needed to secure those rights.

5.5                                 Trade Show.  With respect to the 15th World Congress on ITS in New York City, New York beginning on November 16, 2008 (the “Trade Show”), Quixote Corp. shall use its reasonable best efforts to obtain booth space at the Trade Show in addition to Booth 744.  In the event that such additional booth space is obtained, Quixote Corp. shall take all necessary action (including obtaining any approvals, waivers or consents of the Trade Show) in order to assign or otherwise make fully available to Buyer all of the space allocated to Booth 744.  In the event that such additional booth space is not obtained, Quixote Corp. shall take all necessary action (including obtaining any approvals, waivers or consents of the Trade Show) in order to assign or otherwise make fully available to Buyer two-thirds of the space allocated to Booth 744.

ARTICLE VI

COVENANTS OF BUYER AND SELLERS

6.1                                 Regulatory Approvals.  If and as applicable, each of Buyer and Sellers shall promptly apply for, and take all reasonably necessary actions to obtain or make, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it in connection with this Agreement and this Agreement and the consummation of the Acquisition.  Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Acquisition.  Without limiting the generality of the foregoing, Buyer and Sellers shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file with any other Governmental Entity any other filings, reports, information or documentation required for the pursuant to any applicable Law.  Each of Buyer and Sellers shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under this Section 6.1.  Buyer and Sellers shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.

6.2                                 Public Announcements.  Neither Buyer nor any Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed); provided that Buyer or any Seller may, without such approval, make such press releases or other public announcement, including, but not limited to, oral statements, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition.

6.3                                 Tax Matters.

(a)                                  Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i)                                     Tax Periods Ending on or Before the Closing Date.  Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operations of the Acquired Companies.  Buyer shall permit Sellers to review and comment upon each such Tax Return described in the preceding sentence prior to filing and shall not file any such Tax Return without the consent of Sellers (which consent shall not be unreasonably withheld).  Sellers shall pay to Buyer the amount of the Taxes with respect to such Tax Returns and reasonable costs associated with preparing such Tax Returns within five days following any demand by Buyer for such payment.

(ii)                                  Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Companies for all periods beginning before the Closing Date and ending after the Closing Date.  Buyer shall permit Sellers to review and comment upon each such Tax Return.  Sellers shall pay to Buyer an amount equal to the portion of such Taxes with respect to such Tax Return which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 6.3(c)) within five days following any demand by Buyer for such payment.

(iii)                               Sellers’ Responsibilities.  Sellers will include or have included in the consolidated federal income Tax Return of the Seller Companies for all periods or portions thereof through the Closing Date the income of the Acquired Companies (including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury regulations) for all such periods and will pay or cause to be paid any federal income Taxes attributable to such income.  Sellers will take no position on such Tax Returns that would adversely affect the Acquired Companies after the Closing Date.  All such Tax Returns shall be prepared and filed by Sellers in a manner consistent with prior practice (except as required by a change in applicable Law) and shall be correct and complete.  Buyer shall have the right to review and comment on any such Tax Returns prepared by Sellers.

(b)                                 Cooperation in Filing Tax Returns.  Buyer and Sellers shall, and shall each cause its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  No Seller shall settle any such audit, litigation or other proceeding with respect to Taxes in a manner that would adversely affect the Acquired Companies after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.  Sellers shall allow Buyer and its counsel to participate in any audit of Sellers’ consolidated federal income tax returns to the extent that such returns relate to the Acquired Companies.  Each party will retain all Tax Returns, schedules, work papers and material records and other documents relating to Tax matters of the Acquired Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns.  Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party the notice described in Section 9.1 prior to doing so.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c)                                  Allocation of Certain Taxes.

(i)                                     If the Acquired Companies are permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a Tax period, then the parties shall treat that day as the last day of such Tax period.

(ii)                                  In the case of Taxes arising in a Tax period of any of the Acquired Companies that includes, but does not end on, the Closing Date, except as provided in Section 6.3(a), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the Closing Date.  “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.  If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.  “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.  For the avoidance of doubt, for purposes of this Section 6.3(c)(ii), any Tax resulting from the transactions contemplated by this Agreement (including any Section 338 Tax) and any Tax resulting from the departure of any of the Acquired Companies from a Relevant Group (resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations or otherwise) is attributable to the Pre-Closing Period.

(iii)                               In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible), or payroll or similar Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible), or payroll or similar Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Acquired Companies.

(d)                                 Section 338 Elections; Election Allocations.

(i)                                     Sellers and Buyer will make an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Law) (each, a “Section 338(h)(10) Election”).  Sellers will timely pay any Taxes resulting from the making of the Section 338(h)(10) Elections.

(ii)                                  Within 30 days after the Closing, each Seller will deliver to Buyer a fully executed IRS Form 8023 reflecting the Section 338(h)(10) Election, and any similar form provided for under state, local or foreign Law.  As requested from time to time by Buyer (whether before, at or after the Closing), each Seller shall assist Buyer in, and shall provide the necessary information to Buyer, in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or other Law and any schedules or attachments thereto (collectively, “Section 338 Forms”).  Upon delivery of any Section 338 Form by Buyer to any Seller, such Seller shall cause such Section 338 Form to be duly and promptly executed and promptly shall deliver such executed Section 338 Form to Buyer.  If Buyer determines that any change is to be made in a Section 338 Form previously executed and delivered to Buyer, then Buyer may prepare a new Section 338 Form and deliver such new Section 338 Form to the appropriate Seller, and such Seller shall cause such Section 338 Form to be duly and promptly executed and promptly shall deliver such executed Section 338 Form to Buyer.

(iii)                               The portion of the Purchase Price allocated to the stock of each Election Corporation shall be allocated further in the manner described in this Section 6.3(d).  “Election Corporation” means any Acquired Company to the extent that Acquired Company is subject to a Section 338(h)(10) Election.  With respect to each Section 338(h)(10) Election, as soon as practicable after the Closing Date, Buyer shall determine (A) the aggregate deemed sales price at which an Election Corporation is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election (“ADSP”) and (B) the allocation of ADSP among the assets of the Election Corporation, as applicable (collectively, the “Election Allocations”).  The Election Allocations shall be determined in accordance with Section 338 of the Code and the applicable Treasury regulations thereunder.  At least 30 days prior to the latest date for the filing of each Section 338 Form, Buyer shall prepare and submit to the appropriate Seller a properly completed Section 338 Form setting forth, to the extent required therein, the Election Allocations.  Except as may be required by Law, such Seller will (1) timely file or cause to be filed all Tax Returns in a manner consistent with the Election Allocations and (2) not take any action inconsistent therewith.

(e)                                  Carryovers, Refunds, and Related Matters.

(i)                                     Any refund of Taxes (including any interest thereon) that relates to any of the Acquired Companies and that is attributable to a Post-Closing Period shall be the property of the Acquired Companies, as applicable, and shall be retained by the Acquired Companies (or, if any such refund (or interest thereon) is received by a Seller or any of its Affiliates, promptly paid by such Seller to the applicable Acquired Company or Buyer).  Without limiting the generality of the preceding sentence, any such refund or other benefit realized by an Acquired Company in a Post-Closing Period that results from the carryforward of any Tax attribute from a Pre-Closing Period shall be the property of such Acquired Company and shall be retained by such Acquired Company.

(ii)                                  If (A) after the Closing Date, any of the Acquired Companies receives a refund of any Tax that is attributable to a Pre-Closing Period (for the avoidance of doubt, a refund that results from the carryforward of a Tax attribute from a Pre-Closing Period as provided in Section 6.3(e)(i) is not considered attributable to a Pre-Closing Period), (B) the Tax was paid by (1) a Seller Party on or after the Closing Date or (2) a Seller Party or any Acquired Company prior to the Closing Date, and (C) Section 6.3(e)(iv) does not apply, then the Acquired Company promptly shall pay or cause to be paid within 10 Business Days following receipt of any such refund, notice of credit against Tax, or other final Tax benefit to Sellers the amount of such refund together with any interest thereon, but net of any Taxes imposed on any Tax Indemnitee with respect thereto.  “Seller Party” means Sellers and any Affiliates of Sellers, other than any of the Acquired Companies.

(iii)                               In applying Section 6.3(e)(i) and Section 6.3(e)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 6.3(c).

(iv)                              If any item of loss or credit of any of the Acquired Companies (or successor thereto) for a Post-Closing Period is carried back to a Pre-Closing Period, is used or otherwise absorbed and results in a refund or a reduction of Taxes otherwise payable by a Seller Party, then such Seller Party will, within 10 Business Days following the receipt of any such refund, notice of credit against Tax, or other final Tax benefit, pay the portion of such refund or benefit attributable to such carryback to such Acquired Company, as the case may be.  Such Seller Party shall seek such refund or benefit at Buyer’s request, including through the filing of amended Tax Returns or claims for refund.  Except for costs incurred in preparing any such refund claims or filings which arise in connection with a mistake or negligence on the part of Sellers, Buyer agrees to reimburse Sellers for all reasonable and necessary third-party professional costs incurred in preparing such refund claims or filings reasonably promptly upon the receipt of notice from Sellers, which notice shall describe in reasonable detail the professionals employed, services performed, and costs incurred.

(v)                                 In the event that any of the Acquired Companies (or successor thereto) realizes any item of loss or credit for Tax purposes for any Post-

Closing Period, such Acquired Company may, in its sole discretion, carry forward such loss or credit.

(f)                                    Payment of Transfer Taxes and Fees.  Sellers shall timely pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer, Buyer’s Affiliates including, following the Closing, the Acquired Companies, with respect to such Transfer Taxes.  Sellers shall timely file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(g)                                 Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements binding any of the Acquired Companies shall be terminated with respect to such Acquired Companies as of the day before the Closing Date and, from and after the Closing Date, none of the Acquired Companies shall be obligated to make any payment to any Seller Party or Affiliate of any Seller Party, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

(h)                                 Additional Documents.  Sellers shall provide the documentation identified in Section 3.9(i) within 10 Business Days after the receipt of a request from Buyer.

6.4                                 Employee Matters.

(a)                                  Affected Employees.  Except as specifically provided in the Transition Services Agreement, as of the Closing Date, (i) the Acquired Companies shall cease to be participating employers under the Seller Benefit Plans and (ii) the Affected Employees shall cease to be active participants under the Seller Benefit Plans.  For purposes of this Agreement, “Affected Employee” means each individual who is employed by any of the Acquired Companies on the Closing Date, including any such individuals on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short-term or long-term disability, military leave, jury duty and death leave); provided, however, that an individual on a long-term disability leave of absence from any of the Acquired Companies on the Closing Date shall become an Affected Employee upon his or her return to active employment if his or her return to active employment occurs within 90 days following the Closing Date.  Except as specifically provided in this Section 6.4 and the Transition Services Agreement, Sellers shall remain solely responsible for any and all Liabilities arising under, in connection with or in respect of the Seller Benefit Plans, and all rights and entitlements under such plans and neither Buyer nor any of its Affiliates (including, after the Closing Date, the Acquired Companies) shall have any responsibility or obligation in respect of any such plan.  Except as specifically provided in this Section 6.4 and the Transition Services Agreement, effective as of the Closing Date, Buyer and its Affiliates (including, as of the Closing Date, the Acquired Companies) shall be solely responsible for any and all Liabilities arising under, in connection with or in respect of the Acquired Company Benefit Plans and none of Sellers or any of their respective Affiliates (other than the Acquired Companies) shall have any responsibility or obligation in respect of any such plan.  Except in connection with Buyer 401(k) Plan and the Seller 401(k) Plan, no assets held in trust for any Seller Benefit Plan will be transferred to Buyer or to any employee benefit plan adopted or maintained by Buyer or any of its Affiliates.  All assets held in trust or for any Acquired Company Benefit Plan shall be transferred to Buyer as provided in the Transition Services Agreement.

(b)                                 Severance.  Except for the Key Officers, Sellers shall be liable for any severance, separation, deferred compensation or similar benefits that are payable to any Affected Employee as a result of the Acquisition.  Sellers shall indemnify Buyer for any claim by Affected Employees that they are entitled to any such benefits as a result of the Acquisition.

(c)                                  Tax-Qualified Savings/401(k) Plan.

(i)                                     Buyer shall use its best efforts to establish as soon as practicable after the Closing Date, but effective as of August 1, 2008, one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, a “Buyer 401(k) Plan”) to provide benefits to Affected Employees participating in one or more defined contribution plans of Seller or their respective Affiliates (as applicable, a “Seller 401(k) Plan”).  The Buyer 401(k) Plan shall be qualified under Section 401(a) of the Code and the trust which is a part of such plan shall be exempt from tax under Section 501(a) of the Code.  Each Affected Employee who is eligible to participate in a Seller 401(k) Plan as of the Closing Date shall be eligible to participate in a Buyer 401(k) Plan.

(ii)                                  Effective as of the Closing Date, each Affected Employee who is eligible to participate in a Seller 401(k) Plan shall cease to participate in such Seller 401(k) Plan, and shall be fully vested, to the extent not already vested, in his or her account, if any, under such Seller 401(k) Plan.  As of the Closing Date or as soon as administratively practicable thereafter, Sellers shall contribute to each applicable Seller 401(k) Plan for the benefit of the Affected Employees (A) all contributions due with respect to the last plan year ending prior to the Closing Date and (B) all employer and employee contributions with respect to the plan year including the Closing Date and relating to compensation earned by the Affected Employees as of the Closing Date.  As soon as administratively practicable following the Closing Date, Sellers and Buyer shall execute and adopt all documents, and take such other steps as may be necessary in order to effectuate, in accordance with Section 414(l) of the Code, a spin-off of assets and liabilities attributable to the accounts of the Affected Employees from each applicable Seller 401(k) Plan, and a transfer to and merger of such assets and liabilities with the Buyer 401(k) Plan to be adopted pursuant to this Agreement.

(d)                                 Certain Welfare Benefits Matters.  Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents on or prior to the Closing Date.  Expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents after the Closing Date shall be the responsibility of Buyer.  For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

(e)                                  Workers’ Compensation.  Sellers shall be responsible for all claims for workers’ compensation benefits which are incurred or relate to events prior to the Closing Date by Affected Employees that are payable under the terms and conditions of Seller’s and their respective Affiliates’ (including the Acquired Companies) workers’ compensation programs. Buyer’s workers compensation programs shall be responsible for all claims for benefits which are incurred from and after the Closing Date by Affected Employees that are payable under the terms and conditions of Buyer’s workers’ compensation programs.  For purposes of this Section 6.4(e), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (each, a “Workers’ Compensation Event”).  If a Workers’ Compensation Event occurs over a period both preceding and following the Closing Date, the claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Sellers, on the one hand, and Buyer, on the other hand, based upon the relevant periods of time that such Workers’ Compensation Event transpired preceding and following the Closing Date.

(f)                                    Cobra Coverage. Effective as of the Closing Date, Buyer shall assume all Liabilities and obligations of Seller and their respective Affiliates to Affected Employees and former employees of the Acquired Companies, and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and applicable state Law; provided that Sellers and their respective Affiliates shall remain obligated to provide any applicable COBRA notices in respect of events occurring on or prior to the Closing Date and any required certificates of creditable coverage in accordance with HIPAA under Seller Group Benefit Plans.

6.5                                 Intellectual Property Matters.  Sellers shall, or shall cause one of their respective Affiliates to (other than the Acquired Companies), at its sole cost and expense, and within 10 Business Days upon request from Buyer (or following the Closing Date, any of the Acquired Companies), effect the necessary change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where Acquired Company Intellectual Property is still recorded in the name of Sellers or of legal predecessors of Sellers or any Person other than the Acquired Companies to transfer the record of ownership from such name to that of one of the Acquired Companies.

6.6                                 Name Change.  As soon as reasonably practicable, but in any event not later than 15 Business Days after the Closing Date, Buyer shall cause Quixote Traffic to amend its Charter Documents and take all other actions necessary to change its name to one that does not include “Quixote” or any variations or derivatives thereof.

6.7                                 Cooperation and Access.  At any time after the Closing Date, each of the Parties will take such further action as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Article VII).  In addition, at their expense, Sellers shall have access to the books and records and the employees of the Acquired Companies for all reasonable business purposes, and Buyer shall cause the Acquired Companies to cooperate with Sellers with respect to Sellers’ needs for such access.

6.8                                 Post-Closing Consents.

(a)                                  As soon as reasonably practicable after the Closing, but in any event not more than 30 days after the Closing Date, Sellers shall deliver evidence to Buyer of the receipt of all of the Consents set forth on Schedule 6.8(a), and Buyer and the Acquired Companies shall cooperate with Sellers to obtain such Consents.

(b)                                 Sellers shall cooperate with Buyer and the Acquired Companies to obtain the Consents set forth on Schedule 6.8(b) as soon as reasonably practicable after the Closing Date.

6.9                                 Further Assurances.  Subject to the terms and conditions of this Agreement, each of Buyer and Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.

ARTICLE VII

CLOSING DELIVERIES

7.1                                 Sellers’ Deliveries.  Without limiting any other provision of this Agreement requiring or implying Sellers to deliver to Buyer information or documentation pertaining to the Acquired Companies, Sellers shall deliver to Buyer on the Closing Date the following:

(a)                                  (i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and (ii) all other documents and instruments necessary to vest in Buyer all of each Seller’s right, title and interest in and to the Shares, free and clear of all Liens;

(b)                                 evidence of (i) the release of all Liens with respect to the property and assets of the Acquired Companies and the Shares, (ii) the repayment of all outstanding Indebtedness of the Acquired Companies, (iii) the satisfaction of the Inter-Company Debt and all intercompany accounts between Sellers and their respective Affiliates (other than any of the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, (iv) the release of all guarantees by the Acquired Companies of any Indebtedness or other obligation of any third party, including Sellers or any of their respective Affiliates and (v) the receipt of all Consents other than the Consents set forth on Schedules 6.8(a) and 6.8(b);

(c)                                  a certificate of the Secretary of each Seller dated as of the Closing Date and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of such Seller authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition and (ii) to the incumbency and specimen signature of each officer of such Seller executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of such Seller as to the incumbency and signature of the Secretary of such Seller;

(d)                                 a certified copy of all contracts and corporate documentation evidencing completion of the Reorganization;

(e)                                  a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations;

(f)                                    a list of actions that must be taken by any of the Acquired Companies within 60 calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Acquired Company Registered Items;

(g)                                 duly executed resignations, effective as of the Closing Date, of all members of the boards of directors and all officers of the Acquired Companies other than the Key Officers, in form and substance satisfactory to Buyer;

(h)                                 all books and records of the Acquired Companies, including originals of all Contracts (including Material Contracts), Acquired Company Intellectual Property, Acquired Company Registered Items, Tax Returns and all other information or documentation related to the Acquired Companies and the operation of their business as currently conducted or as intended to be conducted; provided that to the extent such books and records are not in the possession of the Acquired Companies as of the Closing Date, such books and records shall be delivered to Buyer not later than 10 Business Days after the Closing Date;

(i)                                     a transition services agreement, in form and substance reasonably satisfactory to both Buyer and Quixote Corp. (the “Transition Services Agreement”), duly executed by Quixote Corp.;

(j)                                     the Trade Names License Agreement, duly executed by Quixote Corp. and one or more of the Acquired Companies;

(k)                                  a legal opinion of Holland & Knight, LLP; and

(l)                                     all other documents, instruments or certificates as may be reasonably required to carry out the provisions of this Agreement and consummate the Acquisition.

7.2           Buyer’s Deliveries.  Buyer shall deliver to Sellers on the closing Date the following:

(a)           the Purchase Price in immediately available funds by wire transfer to the account previously designated in writing by Sellers to Buyer;

(b)           a certificate of the Secretary of Buyer dated as of the closing Date and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition and (ii) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer;

(c)           the Transition Services Agreement, duly executed by Buyer; and

(d)           all other documents, instruments or certificates as may be reasonably required to carry out the provisions of this Agreement and consummate the Acquisition.

ARTICLE VIII

INDEMNIFICATION

8.1           Survival.

(a)           Except as set forth in Section 8.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing Date for a period of 24 months.

(b)           (i) The representations and warranties of Sellers contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3 (Authority and Enforceability), 3.4 (No Conflicts; Authorizations), 3.12 (Title to Personal Properties), 3.18 (Litigation), 3.27 (Brokers or Finders), (ii) the representation and warranties of Buyer contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers or Finders), and (iii) any claims based upon, arising out of or otherwise with respect to (A) any of the items set forth on Schedule 8.1(b)(iii)(A) and (B) fraud or intentional misrepresentation, shall survive the Closing indefinitely.  The representations and warranties of Sellers contained in Sections 3.9 (Taxes) and 3.19 (Employee Benefits) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).  The representations and warranties of Sellers contained in Section 3.21 (Environmental) shall survive the Closing for a period of two years following the Closing Date; provided, however, that all such representations and warranties in Section 3.21 with respect to the facility located at 9601 and 9603 John Street, Santa Fe Springs, California

which was formerly leased by U.S. Traffic (the “Santa Fe Springs Property”) shall survive the Closing for a period of five years following the Closing Date.

(c)           The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing Date for a period of one year.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing Date in accordance with their terms until 60 days following the expiration of any applicable statute of limitations.

(d)           The period for which a representation or warranty, covenant or agreement survives the Closing Date is referred to herein as the “Applicable Survival Period.”  In the event a Notice of Claim for indemnification under Section 8.2 or 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.  The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

8.2           Indemnification by Sellers.  Sellers shall jointly and severally indemnify and defend Buyer and its Affiliates (including, following the Closing Date, the Acquired Companies) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Article VIII) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(a)           the failure of any representation and warranty or other statement by any Seller contained in this Agreement, the Sellers Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the Closing Date;

(b)           any breach of any covenant or agreement of any Seller contained in this Agreement, the Sellers Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement;

(c)           any fees, expenses or other payments incurred or owed by any Seller or any of the Acquired Companies to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;

(d)           any Seller Benefit Plan;

(e)           the Reorganization or the operations of the Mexican Subsidiary;

(f)            the satisfaction of the Inter-Company Debt;

(g)           any Actions against any of the Acquired Companies, including those disclosed in the Sellers Disclosure Schedule;

(h)           the use of any real estate property leased by the Acquired Companies in the past under any expired leases;

(i)            any Liabilities of the Acquired Companies except (i) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date or (ii) those which have been incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date and do not individually exceed $400,000; and

(j)            (i) any subsequent claims of Patent infringement, Mark infringement, Copyright infringement, and theft of Trade Secret by any of the Acquired Companies that arise from events occurring on or before the Closing Date, or (ii) any other claim that products or services developed, manufactured, sold, distributed, provided, shipped or licensed by any of the Acquired Companies on or before the Closing Date, has infringed, or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party;

provided that this Section 8.2 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 8.9.

8.3           Indemnification by Buyer.  Buyer shall indemnify and defend Sellers and their respective Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(a)           the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Buyer Disclosure Schedule, or any certificate or other document furnished or to be furnished to Sellers in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the Closing Date; and

(b)           any breach of any covenant or agreement of Buyer contained in this Agreement or any other document furnished or to be furnished to Sellers in connection with the transactions contemplated by this Agreement.

8.4           Limitations on Indemnification.  The obligations of indemnification under Sections 8.2 and 8.3 shall be subject to the following limitations:

(a)           No Losses may be paid pursuant to Sections 8.2 or 8.3 unless and until the aggregate of all individual claims greater than $50,000 for Losses indemnifiable under the Section pursuant to which such claims are made exceed $300,000, after which the Indemnitee shall be entitled to recover only for the excess over $300,000.

(b)           The maximum aggregate liability of Sellers, on the one hand, and Buyer, on the other, for indemnification under Section 8.2 or 8.3, respectively, shall not exceed $6,000,000.

(c)           Notwithstanding the limitations set forth in Sections 8.4(a) and 8.4(b), (i) a Buyer Indemnitee shall be entitled to recover all Losses resulting from, arising out of, or incurred by such Buyer Indemnitee in connection with or otherwise with respect to any of the items set forth on Schedule 8.4(c)(i), and (ii) no Buyer Indemnitee shall be entitled to recover any Losses resulting from, arising out of, or incurred by such Buyer Indemnitee in connection with or otherwise with respect to any of the items set forth on Schedule 8.4(c)(ii).

8.5           Indemnification Procedures for Third Party Claims.

(a)           In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VIII (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (a “Notice of Claim”) of such Third Party Claim.  Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)           Subject to the further provisions of this Section 8.4, the Indemnitor will have 45 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement).  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or

(ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c)           If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim.  The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor.  The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim.  So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(d)           In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 8.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 8.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed).  Notwithstanding Section 9.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article VIII with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.  If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(e)           Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

8.6           Indemnification Procedures for Non-Third Party Claims.  In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim.  The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder, and the Indemnitor shall pay to the Indemnitee the Loss in immediately available funds within the following 10 Business Days.

8.7           Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

8.8           Effect of Investigation; Waiver.

(a)           An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement.  Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant.  Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)           Each Seller acknowledges and agrees that, upon and following the Closing Date, none of the Acquired Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make such Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder.  No Seller shall have a right of contribution against any of the Acquired Companies with respect to any such indemnification or other claim.

8.9           Tax Indemnification.

(a)           From and after the Closing Date, Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for, on a Grossed-Up Basis, any Losses resulting from, arising out of, relating to, in the nature of, or caused by:

(i)            any Tax imposed on or relating to any of the Acquired Companies with respect to any Pre-Closing Period;

(ii)           any Tax imposed upon or relating to any Relevant Group of which any of the Acquired Companies (or any predecessor) is or was a member pursuant to Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law);

(iii)          any Tax imposed upon or relating to any of the Acquired Companies as a transferee or successor, by contract, or otherwise;

(iv)          any Tax arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 3.9; and

(v)           any Section 338 Tax.

(b)           Except as otherwise provided in Section 8.9, payment in full of any amount due under Section 8.9(a) shall be made to the Tax Indemnitee in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.

(c)           From and after the Closing Date, Buyer shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Sellers against, and reimburse Sellers for, any losses resulting from, arising out of, relating to, in the nature of, or caused by any Tax with respect to any of the Acquired Companies the indemnification for which is not provided in Section 8.9(a).  Except as otherwise provided in Section 8.9, payment in full of any amount under this Section 8.9(c) shall be made to Seller in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.

8.10         Procedures Relating to Indemnification of Tax Claims.

(a)           If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto; provided that that the failure of either party to give such prompt notice of any such Tax Claim shall not relieve a party of any of its obligations under this Section 8.10.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b)           Each Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes set forth in Section 8.9(a).  In order to defend or prosecute any such Tax Claim, such Seller shall notify Buyer that it elects to defend or prosecute such Tax Claim (“Election Notice”) within 30 days after (i) the date on which such Seller receives notice of any such Tax Claim from Buyer (with respect to Tax Claims as to which Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which such Seller delivered to Buyer notice of any such Tax Claim (with respect to Tax Claims as to which such Seller first received notice from a Taxing Authority or any other Person).  With respect to any Tax Claim as to which such Seller has provided an Election Notice to Buyer, such Seller shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by such Seller to a Final Determination; provided that Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee.  Such Seller shall inform Buyer of all developments and events relating to such Tax Claim (including providing to Buyer copies of all written materials relating to such Tax Claim, provided the publication of such documentation would not cause such Seller to waive all privileges in connection therewith), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

(c)           If, with respect to any Tax Claim, any Seller fails to deliver an Election Notice to Buyer within the period provided in Section 8.10(b) or fails diligently to defend or prosecute such Tax Claim to a Final Determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, at the sole cost, expense and risk of such Seller.  Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof.  Such Seller shall cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim.  A Seller may attend, but not participate in or control, any defense, prosecution, settlement, or compromise of any Tax Claim controlled by Buyer pursuant to this Section 8.10(c), and shall bear its own costs and expenses with respect thereto.  In the case of any Tax Claim that is defended or prosecuted by Buyer pursuant to this Section 8.10(c), Buyer shall be entitled upon demand, but no later than five Business Days from the request, to prompt payment from such Seller for any and all costs and expenses incurred by Buyer in connection with such defense or prosecution (including attorneys’, accountants’, and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such Tax Claim), in each case on a Grossed-Up Basis.

8.11         Tax Treatment of Indemnification Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

8.12         Other Rights and Remedies Not Affected.  The indemnification rights of the parties under this Article VIII are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE IX

MISCELLANEOUS

9.1           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Signal Group, Inc.

Autopista Aeropuerto 600

Guadalupe, N.L.

Mexico CP 67114

Attn: Alejandro Brunell and Rolando Garcia

Facsimile: (5281) 8128-4044

With a required copy to:

Morgan, Lewis & Bockius, LLP

1000 Louisiana Street, Suite 4000

Houston, Texas 77002

Attn: Carlos Treistman

Facsimile: (713) 890-5001

If to a Seller, to:

Quixote Corporation

35 East Wacker Drive

Chicago, Illinois 60601

Attn: Daniel P. Gorey

Facsimile: (312) 467-1356

With a required copy to:

Holland & Knight, LLP

131 South Dearborn Street

30th Floor

Chicago, IL 60603

Attn: Anne Hamblin Schiave

Facsimile:  (312) 578-6666

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2           Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.3           Expenses.  Except to the extent provided herein or in the Transition Services Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

9.4           Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party.  All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.5           Governing Law.  This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Illinois, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

9.6           Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of any state or Federal court sitting within the City of Chicago for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each party agrees to commence any such Action only in such courts.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9.6.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in any state or Federal court sitting within the City of Chicago, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.7           Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

9.8           Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto and their successors and assigns any rights or remedies hereunder; except that in the case of Article VIII hereof, the other

Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

9.9           Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition.  All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement, dated as of May 5, 2008, which shall continue in full force and effect in accordance with its terms.

9.10         Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11         Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12         Specific Performance.  Buyer and Sellers each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

9.13         Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph or Schedule, such reference is to an Article, Section, paragraph or Schedule to this Agreement unless otherwise specified.

(d)           The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)            Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SIGNAL GROUP, INC.

By:	/s/ Rolando Garcia
Rolando Garcia
Vice President

QUIXOTE CORPORATION

By:	/s/Daniel P. Gorey
Daniel P. Gorey
Vice President

QUIXOTE CORPORATION
TRANSPORTATION SAFETY, INC.

By:	/s/ Daniel P. Gorey
Daniel P. Gorey
Vice President

Schedule 8.4(c)(ii) - 1